Exhibit 99-5
[AETNA LETTERHEAD]


November 8, 1995

RE:  AETNAVEST   ESTATE  PROTECTOR  -  ALIAC'S  FLEXIBLE  PREMIUM
     VARIABLE LIFE INSURANCE POLICY ON THE LIVES OF TWO INSUREDS

Dear Sir or Madam:

In my capacity as Actuary of Aetna Life Insurance and Annuity Company (ALIAC), I have provided actuarial advice concerning, and participating in, the design of, ALIAC's Flexible Premium Variable Life Insurance Policy on the Lives of Two Insureds (the "Policy"). I also provided actuarial advice concerning the preparation of a registration statement on form S-6 for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy. In my opinion:

     a) the federal tax charge of 1.25% of premium for deferred acquisition is reasonable in relation to ALIAC's increased tax burden under Section 848 of the Internal Revenue Code of 1986 as amended. In addition, it is my professional opinion that the 10% rate of return, and the assumptions of which that rate is based, are reasonable for use in calculating such charges.

     b)   the  illustrations of  death benefits,  account values,
          surrender  values  and  accumulated  premiums   in  the
          prospectus are, based on the assumptions stated in the illustrations, consistent with the provisions of the
          Policy.    Such  assumptions,  including   the  assumed
          current charge levels, are reasonable. The Policy has not been designed so as to make the relationship
          between  premium   and  benefits,   as  shown   in  the
          illustrations,  appear  to   be  correspondingly   more
          favorable to prospective purchaser of the Policy at the ages, genders and underwriting classes shown, than to prospective purchasers at other ages, genders and
          underwriting   classes.     Nor  were   the  particular
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          illustrations shown selected for the purpose  of making
          this relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,

/s/ John B. Dinius

John B. Dinius
Vice President and Actuary